Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 20-I dated January 5, 2012	Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated June 26, 2014; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes due July 9, 2015 Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

General

•	This term sheet relates to three (3) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in any of the three (3) note offerings or, at your election, in two or more of the offerings. This term sheet does not, however, allow you to purchase a note linked to a basket of some or all of the Reference Stocks described below.
•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the applicable Reference Stock is greater than or equal to a specified percentage of the applicable Initial Stock Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing price of one share of the applicable Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price. The earliest date on which an automatic call may be initiated, is October 3, 2014.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 9, 2015*
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Contingent Interest Payments:

If the notes have not been automatically called and the closing price of one share of the applicable Reference Stock on any Review Date is greater than or equal to the applicable Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment as specified below.

If the closing price of one share of the applicable Reference Stock on any Review Date is less than the applicable Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Automatic Call:	If the closing price of one share of the applicable Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the applicable Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has not occurred or (ii) the applicable Final Stock Price is greater than or equal to the applicable Initial Stock Price, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has occurred and (ii) the applicable Final Stock Price is less than the applicable Initial Stock Price, at maturity you will receive (a) the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the applicable Cash Value) plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. Fractional shares will be paid in cash. The market value of the applicable Physical Delivery Amount or the applicable Cash Value will most likely be less than the principal amount of your notes, and may be zero.
If the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has occurred and (ii) the applicable Final Stock Price is less than the applicable Initial Stock Price, you will most likely lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the applicable Reference Stock is less than the applicable Trigger Level.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments
Cash Value:	The amount in cash equal to the product of (a) $1,000 divided by the applicable Initial Stock Price and (b) the applicable Final Stock Price, subject to adjustments
Monitoring Period:	The period from, but excluding, the Pricing Date to, and including, the final Review Date
Stock Return:	(Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	The closing price of one share of the applicable Reference Stock on the Pricing Date, divided by the applicable Stock Adjustment Factor
Final Stock Price:	The closing price of one share of the applicable Reference Stock on the final Review Date
Stock Adjustment Factor:	For each Reference Stock, set initially at 1.0 on the Pricing Date and subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions —Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Pricing Date:	On or about July 3, 2014
Original Issue Date (Settlement Date):	On or about July 9, 2014
Review Dates*:	October 3, 2014, January 5, 2015, April 6, 2015 and July 6, 2015 (the “final Review Date”)
Interest Payment Dates*:	Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Interest Payment Dates will be October 8, 2014, January 8, 2015, April 9, 2015 and the Maturity Date.
Call Settlement Date*:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date*:	July 9, 2015
Reference Stock Issuer	Page Number	Ticker Symbol	Contingent Interest Payment† / Contingent Interest Rate†	Interest Barrier† / Trigger Level†	Initial Stock Price†	Physical Delivery Amount†	CUSIP
Michael Kors Holdings Limited (Ordinary Shares)	TS-9	KORS	Between $20.00 and $22.50 (equivalent to an interest rate of between 8.00% and 9.00% per annum, payable at a rate of between 2.00% and 2.25% per quarter)	75% of the Initial Stock Price			48127DQW1
Under Armour, Inc. (Class A Common Stock)	TS-13	UA	Between $19.375 and $21.875 (equivalent to an interest rate of between 7.75% and 8.75% per annum, payable at a rate of between 1.9375% and 2.1875% per quarter)	75% of the Initial Stock Price			48127DQX9
Boardwalk Pipeline Partners, LP (Common Units)	TS-17	BWP	Between $24.375 and $26.875 (equivalent to an interest rate of between 9.75% and 10.75% per annum, payable at a rate of between 2.4375% and 2.6875% per quarter)	75% of the Initial Stock Price			48127DQY7
*	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I
†	To be provided in the pricing supplement. The Initial Stock Price and therefore the Interest Barrier, Trigger Level and Physical Delivery Amount are subject to adjustments. Fractional shares will be paid in cash.

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $27.50 per $1,000 principal amount note for any of the three (3) offerings listed above. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $947.60, $944.00 and $938.20 per $1,000 principal amount note linked to the ordinary shares of Michael Kors Holdings Limited, linked to the Class A common stock of Under Armour, Inc. and linked to the common units of Boardwalk Pipeline Partners, LP, respectively. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $930.00, $930.00 and $920.00 per $1,000 principal amount note linked to the ordinary shares of Michael Kors Holdings Limited, linked to the Class A common stock of Under Armour, Inc. and linked to the common units of Boardwalk Pipeline Partners, LP, respectively. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 26, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I and this term sheet if you so request by calling toll-free 866-535-9248.

This term sheet relates to three (3) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes another Reference Stock). You may participate in any of the three (3) note offerings or, at your election, in two or more of the offerings. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase. While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 20-I dated November 16, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 20-I dated January 5, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Reference Stocks

The Reference Stock applicable to each note offering and the Bloomberg Financial Markets (“Bloomberg”) ticker symbol of each Reference Stock are set forth below:

Reference Stock	Ticker Symbol
Ordinary shares of Michael Kors Holdings Limited, no par value	KORS
Class A common stock of Under Armour, Inc., par value $0.0003 1/3 per share	UA
Common units of Boardwalk Pipeline Partners, LP, representing limited partner interests	BWP

Supplemental Terms of the Notes

For the avoidance of doubt, “General Terms of Notes — Additional Reference Stock Provisions — C. Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” in the accompanying product supplement no. 20-I is not applicable to the notes.

JPMorgan Structured Investments —	TS-2
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date as set forth on the front cover of this term sheet. If the notes have not been automatically called and the closing price of one share of the applicable Reference Stock on any Review Date is greater than or equal to the applicable Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of the applicable Reference Stock on any Review Date is less than the applicable Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the applicable Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the applicable Initial Stock Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if (i) a Trigger Event with respect to the applicable Reference Stock has not occurred or (ii) the applicable Final Stock Price is greater than or equal to the applicable Initial Stock Price. However, if the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has occurred and (ii) the applicable Final Stock Price is less than the applicable Initial Stock Price, you will most likely lose some or all of your principal amount at maturity.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock. For additional information see “The Reference Stocks” in this term sheet.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Assuming this treatment is respected, the following consequences will obtain if you receive shares of the Reference Stock at maturity: You will be deemed to have applied the purchase price of your note toward the purchase of the shares you receive. You generally will not recognize gain or loss with respect to the receipt of those shares. Instead, your basis in the Physical Delivery Amount will equal the price you paid to acquire your note, and that basis will be allocated proportionately among the shares. Your holding period for the shares of the Reference Stock will begin on the day after receipt. With respect to any cash received in lieu of a fractional share of Reference Stock, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. This discussion does not address the U.S. federal income tax consequences of owning or disposing of the Reference Stock that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of owning and disposing of the Reference Stock.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or

JPMorgan Structured Investments —	TS-3
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts paid with respect to the notes, if they are recharacterized (in whole or part) as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Structured Investments —	TS-4
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the applicable Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has occurred and (ii) the applicable Final Stock Price is less than the applicable Initial Stock Price, you will receive at maturity (a) the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the applicable Cash Value) plus (b) the Contingent Interest Payment, if any, applicable for the final Review Date. Fractional shares will be paid in cash. The market value of the applicable Physical Delivery Amount or the applicable Cash Value will most likely be less than the principal amount of your notes, and may be zero. Accordingly, under these circumstances, you will most likely lose some or all of your principal amount at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the applicable Reference Stock. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the applicable Reference Stock on that Review Date is greater than or equal to the applicable Interest Barrier. If the closing price of one share of the applicable Reference Stock on that Review Date is less than the applicable Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the applicable Reference Stock on each Review Date is less than the applicable Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE APPLICABLE REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the applicable Reference Stock, which may be significant. You will not participate in any appreciation in the price of the applicable Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the applicable Reference Stock issuer, including extending loans to, or making equity investments in, the applicable Reference Stock issuer or providing advisory services to the applicable Reference Stock issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the applicable Reference Stock issuer, and

JPMorgan Structured Investments —	TS-5
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

these reports may or may not recommend that investors buy or hold the applicable Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	IF YOU RECEIVE SHARES OF THE APPLICABLE REFERENCE STOCK AT MATURITY, THE VALUE OF THOSE SHARES MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE — If the notes have not been automatically called and (i) a Trigger Event with respect to the applicable Reference Stock has occurred and (ii) the applicable Final Stock Price is less than the applicable Initial Stock Price, at maturity you will receive (a) the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the applicable Cash Value), plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. Under these circumstances, the value of the applicable Physical Delivery Amount on the final Review Date will be less than $1,000 for each $1,000 principal amount note and could decrease further during the period between the final Review Date and the Maturity Date. We will make no adjustments to the applicable Physical Delivery Amount to account for any fluctuations in the value of the applicable Physical Delivery Amount, and you will bear the risk of any decrease in the value of the applicable Physical Delivery Amount between the final Review Date and the Maturity Date.
•	THE BENEFIT PROVIDED BY THE APPLICABLE TRIGGER LEVEL MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing price of one share of the applicable Reference Stock is less than the applicable Trigger Level (i.e., a Trigger Event with respect to that Reference Stock occurs) and the notes have not been automatically called, the benefit provided by the applicable Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the applicable Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the applicable Final Stock Price is less than the applicable Initial Stock Price, you will receive (a) the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the applicable Cash Value) plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. The market value of the applicable Physical Delivery Amount or the applicable Cash Value will most likely be less than the principal amount of your notes, and may be zero. You will be subject to this potential loss of principal even if the price of one share of the applicable Reference Stock subsequently recovers such that the closing price of one share of the applicable Reference Stock is greater than or equal to the applicable Trigger Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus any accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs
JPMorgan Structured Investments —	TS-6
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the price of the applicable Reference Stock;
•	the time to maturity of the notes;
•	whether the closing price of one share of the applicable Reference Stock has been, or is expected to be, less than the applicable Interest Barrier on any Review Date and whether a Trigger Event with respect to the applicable Reference Stock has occurred or is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rate on the applicable Reference Stock;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of the applicable Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.
•	NO AFFILIATION WITH THE APPLICABLE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the applicable Reference Stock. We have not independently verified any of the information about the applicable Reference Stock issuer contained in this term sheet. You should undertake your own investigation into the applicable Reference Stock and its issuer. We are not responsible for the applicable Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the applicable Reference Stock can fall sharply due to factors specific to the applicable Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	VOLATILITY RISK — Greater expected volatility with respect to the applicable Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of one share of the applicable Reference Stock could be less than the applicable Interest Barrier on a Review Date and/or that a Trigger Event with respect to the applicable Reference Stock could occur. The applicable Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the applicable Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
JPMorgan Structured Investments —	TS-7
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE ORDINARY SHARES OF MICHAEL KORS HOLDINGS LIMITED — An investment in the notes, which are linked in part to the ordinary shares of Michael Kors Holdings Limited (which we refer to as “Michael Kors”) involves risks associated with the home country of Michael Kors (which is the British Virgin Islands). Non-U.S. companies, such as those organized in the British Virgin Islands, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. company (i.e., the British Virgin Islands), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE APPLICABLE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the applicable Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rates for each offering will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rates for the applicable offering.
JPMorgan Structured Investments —	TS-8
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

Hypothetical Examples

The following table and examples illustrate the hypothetical payments on notes linked to a hypothetical Reference Stock in different hypothetical scenarios. The following tables and examples assume an Initial Stock Price of $100, an Interest Barrier and a Trigger Level of $75 (equal to 75% of the hypothetical Initial Stock Price) and a Contingent Interest Rate of 6.00% per annum (payable at a rate of 1.50% per quarter). The actual Initial Stock Price, Interest Barrier, Trigger Level and Contingent Interest Rate for each note offering will be provided in the pricing supplement. The examples below are purely hypothetical and are not based on any specific note offering linked to any specific Reference Stock. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Are the Payments on Notes, Assuming a Range of Performances for the Reference Stock?

If the notes have not been automatically called and the closing price of one share of the Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $15.00 (equivalent to an interest rate of 6.00% per annum, payable at a rate of 1.50% per quarter). If the closing price of one share of the Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Reference Stock is less than its Interest Barrier as a “No-Coupon Date.” The following table illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Interest Payments
0 No-Coupon Dates	$60.00
1 No-Coupon Date	$45.00
2 No-Coupon Dates	$30.00
3 No-Coupon Dates	$15.00
4 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price	Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Stock Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	A Trigger Event Has Occurred (3)
					Payment at Maturity (2)	Total Value of Payment Received at Maturity (2)
$180.00	80.00%	$1,015.00	80.00%	$1,015.00	$1,015.00	$1,015.00
$170.00	70.00%	$1,015.00	70.00%	$1,015.00	$1,015.00	$1,015.00
$160.00	60.00%	$1,015.00	60.00%	$1,015.00	$1,015.00	$1,015.00
$150.00	50.00%	$1,015.00	50.00%	$1,015.00	$1,015.00	$1,015.00
$140.00	40.00%	$1,015.00	40.00%	$1,015.00	$1,015.00	$1,015.00
$130.00	30.00%	$1,015.00	30.00%	$1,015.00	$1,015.00	$1,015.00
$125.00	25.00%	$1,015.00	25.00%	$1,015.00	$1,015.00	$1,015.00
$120.00	20.00%	$1,015.00	20.00%	$1,015.00	$1,015.00	$1,015.00
$115.00	15.00%	$1,015.00	15.00%	$1,015.00	$1,015.00	$1,015.00
$110.00	10.00%	$1,015.00	10.00%	$1,015.00	$1,015.00	$1,015.00
$105.00	5.00%	$1,015.00	5.00%	$1,015.00	$1,015.00	$1,015.00
$100.00	0.00%	$1,015.00	0.00%	$1,015.00	$1,015.00	$1,015.00
$95.00	-5.00%	$15.00	-5.00%	$1,015.00	10 shares of the Reference Stock or the Cash Value + $15.00	$965.00
$90.00	-10.00%	$15.00	-10.00%	$1,015.00		$915.00
$80.00	-20.00%	$15.00	-20.00%	$1,015.00		$815.00
$75.00	-25.00%	$15.00	-25.00%	$1,015.00		$765.00
$74.99	-25.01%	$0.000	-25.01%	N/A	10 shares of the Reference Stock or the Cash Value	$749.90
$70.00	-30.00%	$0.000	-30.00%	N/A		$700.00
$60.00	-40.00%	$0.000	-40.00%	N/A		$600.00
$50.00	-50.00%	$0.000	-50.00%	N/A		$500.00
$40.00	-60.00%	$0.000	-60.00%	N/A		$400.00
$30.00	-70.00%	$0.000	-70.00%	N/A		$300.00
$20.00	-80.00%	$0.000	-80.00%	N/A		$200.00
$10.00	-90.00%	$0.000	-90.00%	N/A		$100.00
$0.00	-100.00%	$0.000	-100.00%	N/A		$0.00

JPMorgan Structured Investments —	TS-9
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the Interest Barrier.

(3) A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Reference Stock is less than the Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $100 to a closing price of $110 on the first Review Date. Because the closing price of one share of the Reference Stock on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Reference Stock on the first Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,015 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $15 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the third Review Date, the closing price of one share of the Reference Stock is less than the Initial Stock Price of $100 on each of the Review Dates preceding the third Review Date and the closing price of one share of the Reference Stock increases from the Initial Stock Price of $100 to a closing price of $120 on the third Review Date. The investor receives a payment of $15 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date. However, the notes have not been automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Reference Stock is less than its Initial Stock Price on each of the Review Dates preceding the third Review Date. Because the closing price of one share of the Reference Stock on the third Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing price of one share of the Reference Stock on the third Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,015 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $15 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid over the term of the notes is $1,030 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Reference Stock increases from the Initial Stock Price of $100 to a Final Stock Price of $120. The investor receives a payment of $15 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and the Final Stock Price is greater than the Interest Barrier and the Initial Stock Price, regardless of whether a Trigger Event has occurred, the investor receives at maturity a payment of $1,015 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $15 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,060 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $100 to a Final Stock Price of $80. The investor receives a payment of $15 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Stock Price is greater than the Interest Barrier but is less than the Initial Stock Price, the investor receives at maturity a Contingent Interest Payment of $15 per $1,000 principal amount note and the Physical Delivery Amount (or, at our election, the Cash Value). Because the Final Stock Price is $72, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $815 per $1,000 principal amount note. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $845 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $100 to a Final Stock Price of $50. The investor receives a payment of $15 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Stock Price is less than the Interest Barrier and the Initial Stock Price, the investor receives at maturity the Physical Delivery Amount (or, at our election, the Cash Value). Because the Final Stock Price is $50, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $500 per $1,000 principal amount note. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $545 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the

JPMorgan Structured Investments —	TS-10
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

closing price of one share of the Reference Stock decreases from the Initial Stock Price of $100 to a Final Stock Price of $30. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Stock Price is less than the Interest Barrier and the Initial Stock Price, the investor receives no payments over the term of the notes, other than the Physical Delivery Amount (or, at our election, the Cash Value) at maturity. Because the Final Stock Price is $30, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $300 per $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-11
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Michael Kors Holdings Limited (“Michael Kors”)

According to its publicly available filings with the SEC, Michael Kors, a British Virgin Islands company, is a global accessories, footwear and apparel company. The ordinary shares, no par value, of Michael Kors (Bloomberg ticker: KORS), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Michael Kors in the accompanying product supplement no. 20-I. Michael Kors’s SEC file number is 001-35368.

Historical Information Regarding the Michael Kors

The following graph sets forth the historical performance of the ordinary shares of Michael Kors based on the weekly closing prices of one ordinary share of Michael Kors from December 16, 2011 through June 20, 2014. The ordinary shares of Michael Kors commenced trading on the New York Stock Exchange on December 15, 2011 and therefore has limited performance history. The closing price of one ordinary share of Michael Kors on June 25, 2014 was $90.13. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one ordinary share of Michael Kors has experienced significant fluctuations. The historical performance of the ordinary shares of Michael Kors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one ordinary share of Michael Kors on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the ordinary shares of Michael Kors will result in the return of any of your principal amount or the payment of any interest. We make no representation as to the amount of dividends, if any, that the ordinary shares of Michael Kors will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the ordinary shares of Michael Kors.

JPMorgan Structured Investments —	TS-12
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

Under Armour, Inc. (“Under Armour”)

According to its publicly available filings with the SEC, Under Armour’s principal business activities are the development, marketing and distribution of branded performance apparel, footwear and accessories for men, women and youth. The Class A common stock, par value $0.0003 1/3 per share, of Under Armour (Bloomberg ticker: UA), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Under Armour in the accompanying product supplement no. 20-I. Under Armour’s SEC file number is 001-33202.

Historical Information Regarding the Under Armour

The following graph sets forth the historical performance of the Class A common stock of Under Armour based on the weekly closing prices of one share of the Class A common stock of Under Armour from January 2, 2009 through June 20, 2014. The closing price of one share of the Class A common stock of Under Armour on June 25, 2014 was $59.16. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the Class A common stock of Under Armour has experienced significant fluctuations. The historical performance of the Class A common stock of Under Armour should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of Under Armour on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the Class A common stock of Under Armour will result in the return of any of your principal amount or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Class A common stock of Under Armour will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of Under Armour.

JPMorgan Structured Investments —	TS-13
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline Partners”)

According to its publicly available filings with the SEC, Boardwalk Pipeline Partners’s business consists of integrated natural gas and natural gas liquids pipeline and storage systems and natural gas gathering and processing. The common units, representing limited partner interests, of Boardwalk Pipeline Partners (Bloomberg ticker: BWP), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Boardwalk Pipeline Partners in the accompanying product supplement no. 20-I. Boardwalk Pipeline Partners’s SEC file number is 001-32665.

Historical Information Regarding the Boardwalk Pipeline Partners

The following graph sets forth the historical performance of the common units of Boardwalk Pipeline Partners based on the weekly closing prices of one common unit of Boardwalk Pipeline Partners from January 2, 2009 through June 20, 2014. The closing price of one common unit of Boardwalk Pipeline Partners on June 25, 2014 was $17.58. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one common unit of Boardwalk Pipeline Partners has experienced significant fluctuations. The historical performance of the common units of Boardwalk Pipeline Partners should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common unit of Boardwalk Pipeline Partners on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the common units of Boardwalk Pipeline Partners will result in the return of any of your principal amount or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common units of Boardwalk Pipeline Partners will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common units of Boardwalk Pipeline Partners.

JPMorgan Structured Investments —	TS-14
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” in this term sheet for an illustration of the risk-return profile of the notes and the description of and historical information regarding each Reference Stock under “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. 20-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-15
Auto Callable Contingent Interest Notes Each Linked to the Ordinary Shares, Class A Common Stock or Common Units of a Different Single Reference Stock Issuer